Exhibit 99.1

Investor Contact: Media Contact:	Erica McLaughlin (617) 342-6090 Vanessa Craigie (617) 342-6015

CABOT CORPORATION ANNOUNCES RESIGNATION OF PREVOST AND APPOINTMENT OF KEOHANE AS CEO

BOSTON (March 14, 2016) — Cabot Corporation today announced that Patrick M. Prevost has chosen to step down as President and Chief Executive Officer. Mr. Prevost served as president and CEO for eight years and his resignation became effective on March 11, 2016. Mr. Prevost will continue to be an advisor of the Company and will continue serving as a Director.

“I would love to continue to lead this extraordinary organization, but while I continue to focus on my recovery, I am unable to devote the time required to be as effective as I would like,” Prevost commented. “Therefore, it is in the best interest of our employees and our shareholders for me to resign as CEO at this time.”

John F. O’Brien, Cabot’s Non-Executive Chairman of the Board, speaking on behalf of the Board of Directors said, “We appreciate Patrick’s commitment to Cabot over the last eight years. Patrick has made significant contributions to Cabot and under his direction the performance of the Company has improved significantly. We are fortunate to have Patrick continue as a member of the Board of Directors.”

The Board of Directors has appointed Sean D. Keohane to serve as President and Chief Executive Officer and to be a member of the Board of Directors. Mr. Keohane joined Cabot in 2002 and has held several key management positions including senior vice president and president of the Performance Materials Segment and most recently, executive vice president and president of the Reinforcement Materials Segment. Prior to joining Cabot, Mr. Keohane worked for Pratt & Whitney, a division of United Technologies in a variety of general management positions.

Mr. O’Brien added, “Sean’s experience leading both the Reinforcement Materials and Performance Chemicals segments as well as the Company’s commercial excellence initiative will enable him to be successful in the CEO role. Sean has been a true champion of Cabot and the Board has full confidence in his ability to continue to grow and strengthen Cabot into the future.”

Mr. Keohane commented, “I am very excited to be given the opportunity to lead this great Company. Cabot is made up of exceptional people with strong values and a collaborative nature. I look forward to leading this team and continuing to build on the legacy of excellence and innovation that is Cabot.”

ABOUT CABOT CORPORATION
Cabot Corporation (NYSE: CBT) is a global specialty chemicals and performance materials company, headquartered in Boston, Massachusetts. The company is a leading provider of rubber and specialty carbons, activated carbon, inkjet colorants, cesium formate drilling fluids, fumed silica, and aerogel. For more information on Cabot, please visit the company’s website at: http://www.cabotcorp.com.

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Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Statements in the press release regarding Cabot’s business that are not historical facts are forward looking statements that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward looking statements, see “Risk Factors” in the Company’s Annual Report on Form 10-K.